                                                                    EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT


         This Employment Agreement, made and entered into as of this 10th day of September, 1996 by and between L. Leighton Alston, a resident of the State of Georgia ("Employee") and West Georgia National Bank, a national banking association ("Bank") and Bank's sole shareholder, WGNB CORP., a Georgia bank holding company ("WGNB").
                              W I T N E S S E T H:

         WHEREAS, WGNB, the Bank and Employee each deem it necessary and desirable, for their mutual protection, to execute a written document setting forth the terms and conditions of the employment of Employee by WGNB and the Bank; and

         NOW, THEREFORE, in consideration of the employment of Employee by WGNB and the Bank, of the premises and the mutual promises and covenants contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound, agree as follows:


         1. Employment and Duties.

         WGNB and the Bank hereby employ Employee to serve as President of WGNB and of the Bank and to perform such duties and responsibilities as customarily performed by persons acting in such capacities. During the term of this Agreement, Employee will devote all of his time and effort during regular and assigned business hours to his duties hereunder; provided, however, that (i) Employee may pursue such personal investment and financial matters as do not conflict with his obligations and commitments to WGNB and the Bank, (ii) Employee may participate in charitable, religious or civic activities such as serving on a school board, church board or community fund committee or serving in an elected or appointed capacity for a municipal or other governmental entity, and (iii) Employee may participate in such other activities as the Executive Committee of the Board of Directors may from time to time approve in writing.

         2. Term.

         This Agreement shall commence on the date hereof and shall continue in full force and effect for two years (2) years and shall automatically be renewed for consecutive two (2) year terms on each second anniversary thereafter without further action by the parties unless and until (i) terminated by either party in accordance with Section 17 of this Agreement or (ii) notice of non-renewal is sent to any party by the other party within 90 days of each second anniversary hereunder.

         3. Compensation.

         For all services to be rendered by Employee during the term of this Agreement, the Bank shall pay Employee in accordance with the terms of Exhibit "A".

         4. Expenses.

         So long as Employee is employed hereunder, Employee is entitled to receive reimbursement for, or seek payment directly by the Bank of, all reasonable expenses which are consistent with the normal policy of the Bank in the performance of Employee's duties hereunder, provided that Employee accounts for such expenses in writing.

         5. Employee Benefits.

         So long as Employee is actively employed hereunder, Employee will be entitled to participated in the employee benefit programs covering the Employee's employment and duties as described in Section 1 of this Agreement, if any, provided and paid for by the Bank for its employees generally.

         6. Vacation.

         Employee shall be entitled to a vacation in accordance with the Bank's vacation policy in effect at the time the vacation is to be taken.

         7. Confidentiality.

         In Employer's position as an employee of WGNB and the Bank, Employee has had and will have access to confidential information, trade secrets and other proprietary information of vital importance to WGNB and the Bank and has and will also develop relationships with customers, employees and others who deal with WGNB and the Bank which are of value to WGNB and the Bank. WGNB and the Bank require as a condition to Employee's employment with WGNB and the Bank that Employee agree to certain restrictions on Employees use of the proprietary information and valuable relationships developed during Employee's employment with WGNB and the Bank. In consideration of the terms and conditions contained herein, the parties hereby agree as follows:

            7.1 WGNB and the Bank and Employee mutually agree and acknowledge that WGNB and the Bank may entrust Employee with highly sensitive confidential, restricted and proprietary information concerning various Business Opportunities (as hereinafter defined), customer lists, and personnel matters. Employee acknowledges that he shall bear a fiduciary responsibility to WGNB and the Bank to protect such information from use or disclosures that is not necessary for the performance of Employee's duties hereunder, as an essential incident of Employee's employment with WGNB and the Bank.


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


            7.2 For the purposes of this Section, the following definitions shall apply:


               7.2.1 "Trade Secret" shall mean the whole or any portion or phase of any scientific or technical information, design, process, procedure, formula or improvement of WGNB or the Bank that is valuable and secret (in the sense that it is not generally known to competitors of WGNB and the Bank) and any information defined as a "trade secret" under the Georgia Trade Secrets Act of 1990, O.C.G.A. ss. 10-1-760 through ss. 10-1-767.

               7.2.2 "Confidential Information" shall mean any data or information, other than Trade Secrets, which is material to WGNB and the Bank and not generally known by the public. Confidential Information shall include, but not be limited to, the taking of deposits, making loans and extensions of credit, cashing checks, and other operations incident to the business of banking ("Business of Bank") any information pertaining to the identity of the customers, depositors or borrowers served by, business Opportunities of the Bank (as hereinafter defined), the details of this Agreement, WGNB and the Bank business, marketing and acquisition plans and financial statements and projections, and the costs of the services the Bank may offer or provide to the customers, depositors or borrowers it serves, to the extent such information is material to WGNB and the Bank and is not generally known to the public.

               7.2.3 "Business Opportunities" shall mean any specialized information or plans of WGNB and the Bank concerning the business of WGNB and the Bank, including, but not limited to, the financing of or investment in, any target person or business, or the availability of any such business, by WGNB or the Bank, together with all related information concerning the specifics of any contemplated acquisition, purchase or investment (including price, terms, and the identity of such business) regardless of whether WGNB or the Bank has entered any agreement, made any commitment, or issued any bid or offer to such business.

               7.2.4 Notwithstanding the definitions of Trade Secrets, Confidential Information, and Business Opportunities set forth above, Trade Secrets, Confidential Information, and Business Opportunities shall not include any information:

                  (i) that is or become generally known to the public;

                  (ii) that is already known by Employee or is developed by Employee after termination of employment through entirely independent efforts;

                  (iii) that Employee obtains from an independent source having a bona fide right to use and disclose such information;


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


                (iv) that is required to be disclosed by law, except to the extent eligible for special treatment under an appropriate protective order; or

                (v) that WGNB or the Bank approves for unrestricted release by express written authorization.

            7.3 Employee shall not, without the prior written consent of WGNB and the Bank, during his employment with WGNB and the Bank and for so long thereafter as the information or data remain Trade Secrets, use or disclose, or negligently permit any unauthorized person who is not an employee of WGNB and the Bank to use, disclose, or gain access to, any Trade Secrets of WGNB and the Bank, its subsidiaries or affiliates, or of any other person or entity making Trade Secrets available for WGNB's or the Bank's use.

            7.4 Employee shall not, without the prior written consent of WGNB and the Bank, during his employment with WGNB and the Bank and for a period of three (3) years after termination of his employment (unless (i) WGNB or the Bank terminated this Agreement other than pursuant to either Section 17.1 or Section
17.3 of this Agreement, or (ii) Employee terminated this Agreement pursuant to
Section 17.2 of this Agreement or (iii) this Agreement terminates because WGNB or the Bank gives notice of non-renewal in accordance with Section 2 hereof) as long as the information or data remain competitively sensitive, use or disclose, or negligently permit any unauthorized person who is not employed by WGNB and the Bank to use, disclose, or gain access to, any Confidential Information to which the employee obtained access by virtue of his employment with WGNB and the Bank. This Section 7.4 shall be null, void and of no further effect if this Agreement is terminated (i) by Employee pursuant to Section 17.2, or (ii) by WGNB or the Bank for any reason other than those set forth in either Section
17.1 or 17.3 or (iii) as a result of WGNB or the Bank giving notice of non-renewal in accordance with Section 2 hereof.

         8. Observance of Security Measure.

         During Employee's employment with WGNB and the Bank, Employee is required to observe all security measures adopted to protect Trade Secrets, Confidential Information, and Business Opportunity of WGNB or the Bank.

         9. Return of Materials.

         Upon the request of WGNB or the Bank and, in any event, upon the termination of his employment with WGNB and the Bank, Employee shall deliver to WGNB and the Bank all memoranda, notes, records, manuals or other documents, including all copies of such materials, pertaining to the performance of Employee's services hereunder or containing Trade Secrets or Confidential Information, whether made or compiled by


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


Employee or furnished to him from any source by virtue of his employment with WGNB and the Bank.

         10. Solicitation of Customers. Borrowers or Depositors After Termination of Employee.

         Upon termination of this Agreement (unless such termination occurred
(i) by Employee pursuant to Section 17.2 or (ii) by WGNB or the Bank for any reason other than those set forth in either Section 17.1 or 17.3 or (iii) as a result of WGNB or the Bank giving notice of non-renewal in accordance with
Section 2 hereof), Employee shall not, directly or indirectly, as principal, agent, trustee or consultant or through the agency of any corporation, partnership, association, trust or other entity or person, on Employee's own behalf or for others, within two (2) years after such termination actively solicit, divert, or take away, or attempt to actively solicit, divert, or take away any customers, depositors or borrowers of WGNB or the Bank whom Employee had served during his tern of employment for the purpose of providing services which constitute the Business of Bank. This Section 10 shall become null, void and of no further effect if this Agreement is terminated (i) by Employee pursuant to Section 17.2, or (ii) by WGNB or the Bank for any reason other than those set forth in either Section 17.1 or 17.3 or (iii) as a result of WGNB or the Bank giving notice of nonrenewal in accordance with Section 2 hereof.

         11. Non-Solicitation of Customers. Depositors or Borrowers During Employment.

         During Employee's employment with WGNB and the Bank, Employee shall not, except as an employee of WGNB and the Bank, solicit, divert, take away or accept the business of, or attempt to solicit, divert or take away the business of any of the customers, depositors or borrowers of WGNB or the Bank for the purpose of performing the Business of Bank for such customers, depositors or borrowers.

         12. Non-Interference Personnel Relations.

         Employee shall not, during his employment with WGNB and the Bank and for a period of one (1) year after the termination of his employment with WGNB and the Bank, knowingly solicit, entice or persuade any other employees or agents of WGNB or the Bank to leave the services of WGNB or the Bank to engage in the Business of Bank for any corporation, partnership, association, trust or other entity or person unless Employee terminated this Agreement pursuant to
Section 17.2 of this Agreement, in which case this Section 12 shall be null and void

         13. Notification of Subsequent Employment.

         During a period of one (1) year after the termination of Employee's employment with WGNB and the Bank, Employee shall notify WGNB in writing, within thirty (30)


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


days after accepting employment with any other corporation, partnership, association, person, organization or other entity, of the name and address of Employee's new employer and Employee's functions with his new employer.

         14. Covenant Not to Compete.

            14.1 For purposes of this Section 14, WGNB, the Bank and Employee conduct the following business in the following territories:

               14.1.1 WGNB is engaged in the business of transacting business as a bank holding company with the Bank as its subsidiary bank which accepts deposits, makes loans, cashes checks and otherwise engages in the business of banking ("Business of WGNB").

               14.1.2 WGNB (through the Bank) actively conducts business in the geographic areas of Georgia at the business locations of the Bank's offices set forth in EXHIBIT "B" of this Agreement.

               14.1.3 Employee has established business relationships and performs the duties described in Section 1 of this Agreement in the geographic area covered by a circle having a radius of thirty-five (35) miles from the Main Office location of the Bank and a circle having a radius of twenty-five (25) miles from the location of each branch office of the Bank all as set forth on EXHIBIT "B" of this Agreement, and will work exclusively m such area while in the employ of WGNB and the Bank.

            14.2 Employee covenants and agrees that for a period of two (2) years after the termination of his employment with WGNB and the Bank for either
(i) Cause, or (ii) if Employee resigns for any reason other than in connection with a Change in Control as defined in Section 19.1 of this Agreement or other than pursuant to Section 17.2 of this Agreement, Employee shall not directly or indirectly, as principal, agent, trustee, consultant or through the agency of any corporation, partnership, association, trust or other entity or person, on Employee's own behalf or for others, provide the duties described in Section 1 of this Agreement for any entity or person conducting the Business of WGNB within-the geographic area covered by a circle having a radius of thirty-five
(35) miles from the location of the Main Office of the Bank and a circle having a radius of twenty-five (25) miles from the location of each branch office of the Bank all as set forth on EXHIBIT "B" of this Agreement.

            14.3 Employee and WGNB shall periodically amend this Agreement by updating and initialing EXHIBIT "B" attached hereto so that it at all times lists the then current geographic area served by WGNB and each banking location of the Bank for which Employee performs the duties described in Section 1 of this Agreement.


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


         15. Severability.

         Employee acknowledges and agrees that the covenants contained in Sections 7 through 14 of this Agreement shall be construed as covenants independent of one another and distinct from the remaining terms and conditions of this Agreement, and severable from every other contract and course of business between WGNB, the Bank and Employee, and that the existence of any claim, suit or action by Employee against WGNB or the Bank, whether predicated upon this or any other agreement, shall not constitute a defense to WGNB's or the Bank's enforcement of any covenant contained in Sections 7 through 14 of this Agreement.

         16. Specific Performance.

         Employee acknowledges and agrees that the covenants contained in Sections 7 through 14 of this Agreement shall survive any termination of employment, as applicable, with or without cause, at the instigation or upon the initiative of either party. Employer further acknowledges and agrees that the ascertainment of damages in the event of Employee's breach of any covenant contained in Sections 7 through 14 of this agreement would be difficult, if at all possible. Employee therefore acknowledges and agrees that WGNB and the Bank shall be entitled in addition to and not in limitation of any other rights, remedies, or damages available to WGNB and the Bank in arbitration, at law or in equity, upon submitting whatever affidavit the law may require, and posting any necessary bond, to have a court of competent jurisdiction enjoin Employee from committing any such breach. Employee hereby waives the defense in such a case that WGNB and the Bank have, or will then have, an adequate remedy at law.

         17. Termination.

         During the term of this Agreement, employment, including, without limitation, all compensation, salary, expenses, reimbursement, and employee benefits due hereunder may be terminated as follows:

            17.1 At the election of WGNB or the Bank effective immediately for Cause upon notice given to Employee. "Cause" shall mean (i) the occurrence of gross or willful misconduct by Employee in the performance of his responsibilities hereunder, (ii) in the event that Employee is convicted of a crime involving (a) moral turpitude or (b) an act of fraud, embezzlement or dishonesty, or (iii) initiation of suspension or removal proceedings against Employee by federal or state regulatory authorities acting under lawful authority pursuant to provisions of federal or state law or regulation which may be in effect from time to time.

            17.2 At Employee's election, upon WGNB or the Bank's breach of any material provision of this Agreement; or


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


            17.3 Upon Employee's death, or at the election of either party, upon Employee's disability resulting in inability to perform the duties described in
Section 1 of this Agreement for a period of ninety (90) consecutive days. "Disability" shall mean: (i) in the event that Employee is covered by a disability insurance policy maintained by Bank or WGNB, a disability that results in Employee receiving disability benefits under said policy or (ii) if Employee is not covered by a disability insurance policy maintained by Bank or WGNB, a disability resulting in Employee's inability to perform the duties described in Section 1 of this Agreement for a period of ninety (90) consecutive days. In the event Employee dies, his compensation hereunder shall continue for a sixty (60) day period following his death and cease thereafter.

         18. Notice.

         All notices provided for herein shall be in writing and shall be deemed to be given when delivered in person or deposited in the United States Mail, registered or certified, return receipt requested, with property postage prepaid and addressed as follows:


If to the WGNB or Bank:                     With a copy to:

WGNB CORP                                   Thomas O. Powell, Esquire
West Georgia National Bank                  Peterson Dillard Young
P. O. Box 280                                    Asselin & Powell
Carrollton, Georgia 30117                   230 Peachtree Street, N.W.
Attention: Chairman                         Suite 1100
                                            Atlanta, Georgia 30303

If to the Employee:                         With a copy to:

L. Leighton Alston                          Paul R. Shlanta, Esquire
244 Foggy Bottom Drive                      Rowe, Foltz & Martin, P.C.
Carrollton, Georgia 30116                   Five Piedmont Center, Suite 750
                                            Atlanta, Georgia 30305-1509

         19. Severance Provisions; Change of Control. None of the benefits provided in Section 19 of this Agreement shall be payable to Employee unless (a) there shall have been a Change in Control of WGNB or the Bank, as set forth in this Section 19, and (b) Employee is employed by WGNB or the Bank at such time.

            19.1 A "Change in Control" shall be deemed to have occurred if:

               19.1.1 During the term of this Agreement, the individuals constituting WGNB's or Bank's Board at the beginning of such period ("Beginning WGNB Board") cease for any reason to constitute at least a majority of said Board, provided that in making such determination, a Director elected by or on the


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recommendation of the Beginning WGNB Board shall be deemed to be a member of such Beginning WGNB Board; or

               19.1.2 A notice or an application is filed with the office of the Comptroller of the Currency or the Federal Reserve Board ("FRB") pursuant to Regulation "Y" of the FRB under the Change in Bank Control Act or the Bank Holding Company Act for permission to acquire control of WGNB or the Bank or more than fifty percent (50%) of WGNB's or the Bank's outstanding common stock or equivalent in voting power of any class or classes of outstanding securities of WGNB or the Bank entitled to vote in elections of its Directors, shall be acquired by any corporation or other person, or group. "Group" shall mean persons who act in concert as described in Section 14(d)(2) of the Securities Exchange Act of 1934 as amended; or

               19.1.3 WGNB or Bank shall become a subsidiary of another entity or shall be merged or consolidated into another entity and less than a majority of the outstanding voting shares of the parent or surviving entity after such acquisition, merger or consolidation are owned immediately after such acquisition, merger or consolidation by the owners of the voting shares of WGNB or the Bank immediately before such acquisition, merger or consolidation; or

               19.1.4 Substantially all of the assets of WGNB shall be sold to another entity.

            19.2 In the event of a Change in Control of WGNB or the Bank, Employee will remain in the employ of WGNB, the Bank or their respective successors, and WGNB, the Bank or their respective successors shall employ Employee, for a period of at least twenty-four (24) months after the occurrence of such Change in Control of WGNB or the Bank, performing the same duties that he was performing at the time of the effective date of the Change in Control and with the same title, compensation, benefits and location for his job performance.

            19.3 Subject to the terms and conditions of this Agreement, following a Change 1n Control of WGNB, Employee shall receive the following additional compensation in consideration for the services to be provided on behalf of WGNB as set forth herein:

               19.3.1 If Employee's employment terminates during the twenty-four
(24) month period commencing immediately following the date of occurrence of a Change in Control of WGNB ("Termination of Employment") for any reason other than Cause, or the death of Employee, WGNB and the Bank shall pay Employee, at Employee's election, the following amounts:

         ALTERNATIVE A


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         (i) a lump sum cash payment in an amount equal to Employee's annual compensation from WGNB and the Bank, including salary, bonuses, all perquisites, and all other forms of compensation paid to Employee for his benefit or the benefit of his family, however characterized, for the fiscal year ended immediately preceding the date of a Change in Control of WGNB ("Employee's Annual Salary"). The payment provided for in this Section 19.3.1(i) shall be due and payable to Employee within thirty (30) days after the date of Termination of Employment; or

         ALTERNATIVE B

         (i) twenty-four (24) monthly payments, each in an amount equal to (A) the product of two (2) times Employee's Annual Salary, divided by (B) twenty-four (24) "Monthly Payments"). The Monthly Payments shall be made, commencing on the date of Termination of Employment, on the first day of each calendar month; and

         (ii) for a two (2) year period commencing on the date of Termination of Employment, WGNB and the Bank shall provide to Employee and his spouse and dependent children, and pay all costs and expenses associated with, major medical insurance, health insurance, hospitalization, life insurance, long-term disability and any related medical plans and programs of WGNB and the Bank with the same coverage and benefits provided to Employee, his spouse and dependent children by WGNB and the Bank immediately preceding the date of Change of Control of WGNB; and

         (iii) In addition to the amounts paid under either ALTERNATIVE A or ALTERNATIVE B, WGNB and the Bank shall pay Employee's full base salary through the date of Termination of Employment at the rate in effect at the time of Termination of Employment; plus any other amounts to which Employee is entitled under any compensation plan of WGNB and the Bank at the time such payments are due.

               19.3.2 During the twenty-four (24) months following the effective date of a Change of Control, if WGNB or the Bank take any of the following actions, such action shall be deemed to be a termination without Cause. Those actions are: (i) a reduction in Employee's salary, bonus provisions or other perquisites as were in effect immediately prior to a Change in Control of WGNB,
(ii) a material change in the duties required to be performed by Employee on behalf of WGNB or the Bank, (iii) a failure by WGNB or the Bank to increase Employee's salary annually in accordance with an established procedure, or (iv) due to WGNB's or the Bank's requirement that Employee relocate outside the geographic area where Employee is currently employed. In any such event, Employee shall be entitled to all payments provided for in Section 19.3 of this Agreement.

            19.4 Notwithstanding anything herein to the contrary, neither WGNB nor the Bank shall pay to Employee any amount which shall be deemed to constitute an "excess parachute payment" in accordance with Internal Revenue Code of 1986, as amended, Section 280G. Either WGNB or the Bank shall reduce any amount due


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


hereunder by such minimum necessary to cause the amount due not to constitute an "excess parachute payment".

         20. Miscellaneous.

            20.1 The terms of this Agreement, including the rights and obligations of the parties hereunder, shall not supersede or amend that certain Bonus and Stock Option Agreement dated May 11, 1993, as amended, by and between WGNB and Employee nor the terms and conditions of any stock option agreements granted by WGNB to Employee pursuant to the WGNB Incentive Stock Option Plan.

            20.2 This Agreement shall be governed by the laws of the State of Georgia.

            20.3 Should any clause or any other provision of this Agreement be determined to be void or unenforceable for any reason, such determination shall not affect the validity or enforceability or any clause or provision of this Agreement, all of which shall remain in full force and effect.

            20.4 This Agreement is binding upon the parties hereto, their successors, heirs and assigns.

            20.5 This Agreement is personal in nature and may not be assigned by either party without the express written consent of the other party; provided, however, that the provisions of this Agreement shall inure to the benefit of and be binding upon each successor of WGNB or the Bank, whether by merger, consolidation, transfer of all or substantially all assets, or otherwise.

            20.6 The waiver by any party to this Agreement of a breach by the other party of any of the provisions of this Agreement shall not operate as or be construed as a waiver of any subsequent breach.

            20.7 Should any clause or other provision of this Agreement be determined to be void or unenforceable for any reason, such determination shall not effect the validity or enforceability of any clause or provision of this Agreement, all of which shall remain in full force or effect.

            20.8 The parties hereto acknowledge and agree that each party has participated in the drafting of this Agreement and that this document has been reviewed by the respective legal counsel for the parties hereto and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party, shall not be applied to the interpretation of this Agreement. No inference in favor of, or against, any party shall be drawn from the fact that one party has drafted any portion hereof.


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


            20.9 Time is of the essence of this Agreement.

       IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.


                                     "WGNB"

ATTEST:                              WGNB CORP.

/s/ Richard A. Duncan                By: /s/ Joe Whit Walker
---------------------                   ---------------------
Secretary                               Its: Chairman
                                             ----------------
           (CORPORATE SEAL)



                                     "BANK"

ATTEST:                              WEST GEORGIA NATIONAL BANK

/s/ Richard A. Duncan                By: /s/ Joe Whit Walker
---------------------                   -----------------------
Secretary                               Its: Chairman
                                             ------------------
            (BANK SEAL)



                                     "EMPLOYEE"

/s/ Sylvia S. Cunningham             /s/ L. Leighton Alston   (SEAL)
------------------------             ----------------------
Witness                              L. Leighton Alston


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


                                   EXHIBIT "A"

                           (Compensation to Employee)

L. LEIGHTON ALSTON

Base Salary:            $111,137 for year ending December 31, 1996
                        Raises to be determined each year by Board of Directors

Bonus Plan:

Corporate profit sharing/bonus plan shared by all staff members Bonus and Stock Option Agreement dated May 11, 1993, as amended

Perquisites:

Board and Board Committee fees
Automobile and related expenses
Health insurance on same basis as other employees
Long term disability income plan on same basis as other employees
Life and accidental death insurance in the amount of $220,000, plus
         $2,000 coverage on each dependent, with option to purchase additional coverage on dependents on same basis as other employees
Participation in 401k plan on same basis as other employees
Three (3) weeks paid vacation per year
Home computer with telephone line
Home security alarm monitoring and maintenance
Sunset Hills Country Club membership
Carrollton City Club membership

Other:


Membership in civic clubs
Continued participation in WGNB Incentive Stock Option Plan and similar plans subsequently adopted.

                                   EXHIBIT "B"
                        [Location of the Bank's offices]

Main Office:

         201 Maple Street
         Carrollton, Georgia

Branches:

1.       Bankhead Highway
         Carrollton, Georgia

2.       314 Newnan Street
         Carrollton, Georgia

3.       205 East College Street
         Bowdon, Georgia

4.       725 West Bankhead Highway
         Villa Rica, Georgia


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